UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2012

ACCO BRANDS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-08454	36-2704017
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Tower Parkway Lincolnshire, IL 60069	60069
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (847) 541-9500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2—Financial Information

Item 2.05—Costs Associated with Exit or Disposal Activities

On June 5, 2012 ACCO Brands Corporation (the “Company”) committed to cost savings plans related to the consolidation and integration of its dated goods business with the dated goods business recently acquired from MeadWestvaco Corporation. The plans involve closing the Company’s facility in East Texas, Pennsylvania during 2013 and relocating its activities to other facilities within the Company, including its facility in Sidney, New York. Approximately 290 positions are expected to be eliminated in East Texas as a result of these actions, while approximately 120 positions will be added at the new locations with about 40 others outsourced to a third party provider. The actions to be taken are expected to result in approximately $9.0 million in annualized cost savings when fully realized in 2014, with approximately $4.5 million (net of additional 2013 charges described below) to be realized in 2013. In connection with these actions, the Company expects to incur pretax charges of approximately $13.0 million in 2012 and $2.2 million in 2013. Cash expenditures related to all of these costs are in aggregate expected to total $14.7 million.

The majority of the 2012 charges will be recorded as a $12.3 million restructuring charge in the quarter ending June 30, 2012, of which approximately $11.9 million represent employee termination and benefits costs and $0.4 million relates to a non-cash asset write off. The remaining 2012 expenses of $0.7million, as well as the $2.2 million in anticipated 2013 charges associated with the wind-up of activities at the closed facility and relocation and start-up expenses at the new locations, are not anticipated to qualify as restructuring and will be expensed in the second half of 2012 and predominantly in the first half of 2013, respectively.

From a cash flow perspective, the Company currently anticipates cash outflows of approximately $3.1 million in 2012, $10.0 million in 2013 and $1.6 million in 2014. The Company expects to break even in respect of this cost savings plan on a cumulative total cash flow basis by the end of 2014.

In addition, the Company expects to incur capital expenditures of approximately $2.2 million in 2012 in connection with the build-out of capacity at the New York facility. The East Texas facility is owned by the Company and will be marketed for sale. However, current real estate market conditions make a future sale date uncertain and therefore the foregoing estimates do not reflect potential cash sale proceeds from the sale of the facility.

On June 6, 2012, the Company issued a press release relating to the plans described above, a copy of which is filed herewith as Exhibit 99.1 and incorporated herein.

This Current Report on Form 8-K contains various "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning our financial and business prospects in 2012 and over future years, including restructuring activities, restructuring charges, cash expenditures and cost savings. These statements, which represent the Company's expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements. The ultimate results of any restructuring and business improvement actions depend on a number of factors, including potential changes to the final implementation plan, the impact of regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness. We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made.

Except as may be required under applicable law, we undertake no duty to update our Forward-Looking Statements.

Section 9—Financial Statements and Exhibits

Item 9.01—Financial Statements and Exhibits

(d) Exhibits

Exhibit 99.1—Press release dated June 6, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCO BRANDS CORPORATION (Registrant)
Date: June 6, 2012
	By:	/s/ Neal Fenwick
Name: Neal Fenwick Title: Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit

99.1	Press release dated June 6, 2012